Exhibit 5.2

JAMES RESKIN, ATTORNEY AND COUNSELOR AT LAW

November 3, 2008

Board of Directors / Aventura Holdings, Inc.

Re: Registration Statement on Form S-1 Gentlemen:

You have requested my opinion as to the legality of the issuance of common stock by Aventura Holdings, Inc ., (the “Corporation”) of up to 848,671,652 shares of Common Stock (the “Shares”) pursuant to a Registration Statement on Form S-1 (33-42498) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission.

Pursuant to your request I have reviewed and examined:

1.	The Articles of Incorporation of the Corporation;

2.	The Restated Articles Incorporation of the Corporation;

3.	The amendments to the Articles Incorporation of the Corporation;

4.	The Bylaws of the Corporation;

5.	Certain Resolutions of the Corporation;

6.	The Registration Statement; and

7.	Such other matters as I have deemed relevant to my opinion.

Based upon and subject to the foregoing, it is my opinion that when issued and resold in accordance with the transactions described in the above Registration Statement and Prospectus thereunder, the above shares of the Company’s common stock will be legally issued, fully paid and non-assessable under Florida law.

My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

Not withstanding the above, I consent to the use of this opinion in the Registration Statement and to the reference to me in the Legal Matters section of the Prospectus contained in the Registration Statement. In giving my consent, I do not admit that I come without the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ James A. Reskin
James A. Reskin